Exhibit 3.1

LIMITED LIABILITY COMPANY AGREEMENT
OF
KW REAL ESTATE VENTURE XIII, LLC
Dated as of March 12, 2012
This Limited Liability Company Agreement of KW Real Estate Venture XIII, LLC, a Delaware limited liability company (the “Company”) is made and entered into as of the date hereof by K-W Properties, a California corporation (“Sole Member”), as the sole member.
RECITALS:
A.    The Sole Member desires to form KW Real Estate Venture XIII, LLC as a limited liability company under the laws of the State of Delaware and, to that end, has filed a Certificate of Formation for the Company with the Delaware Secretary of State.
B.    The Sole Member now desires to adopt a limited liability company agreement to govern its rights and obligations as member and manager of the Company.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt of which is acknowledged, the parties agree that the following shall be the Limited Liability Company Agreement of the Company.
1.Definitions. Unless the context otherwise requires, the following terms shall have the following meanings:
“Act” means the Limited Liability Company Act of the State of Delaware.
“Affiliate” means, with respect to any Person, a Person which, directly or indirectly, controls or is controlled by or is under common control with that Person or is controlled by a principal executive officer of that Person. As used in this definition, “control” means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting interests, by contract or otherwise.
“Agreement” means this Limited Liability Company Agreement of KW Real Estate Venture XIII, LLC, as the same may be hereafter amended, modified and/or restated from time to time.
“Certificate of Formation” means the Certificate of Formation of KW Real Estate Venture XIII, LLC, dated October 19, 2012 and filed with the Secretary of State of the State of Delaware (the "Secretary of State"), as amended by the Certificate of Amendment to the Certificate of Formation of the Company, dated March 12, 2013 and filed with the Secretary of State on March

12, 2013, changing the Company's name from "KW 2012D LLC" to "KW Real Estate Venture XIII, LLC", and any and all other amendments thereto and restatements thereof filed on behalf of the Company with the Secretary of State pursuant to the Act.
“Company” has the meaning specified in the introductory paragraph of this Agreement.
“Manager” means the Sole Member.
“Person” means any entity, corporation, company, association, joint venture, joint stock company, partnership, trust, limited liability company, limited liability partnership, real estate investment trust, organization, individual (including personal representatives, executors and heirs of a deceased individual), nation, state, government (including agencies, departments, bureaus, boards, divisions and instrumentalities thereof), trustee, receiver or liquidator.
“Sole Member” means K-W Properties, a California corporation, and any successor-in-interest thereof to the entire Sole Membership Interest.
“Sole Membership Interest” has the meaning specified in Section 8 of this Agreement.
2.    Name. The name of the Company formed hereby is KW Real Estate Venture XIII, LLC.
3.    Certificate of Formation; Purpose. The Certificate of Formation has heretofore been filed with the Delaware Secretary of State by an authorized agent of the Company. The purpose to be conducted or promoted by the Company is to engage in the following activities: (i) to form, organize and own, directly or indirectly, an Irish Section 110 company under Section 110 of the Taxes Consolidation Act of 1997 and (ii) to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the afore‑mentioned purpose. The existence of the Company shall continue until cancellation of the Certificate of Formation as provided in the Act.
4.    Registered Office and Agent; Principal Office. The Company’s registered office and registered agent for service of process in Delaware pursuant to Section 18‑104 of the Act shall be The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The principal office of the Company shall be located at 9701 Wilshire Boulevard, Suite 700, Beverly Hills, California 90212. The identity of the Company’s registered office and agent, and the location of the Company’s principal office, may be changed at will by the Sole Member.
5.    Powers of the Company. Subject to the limitations set forth in this Agreement and the Certificate of Formation, the Company, and the Member and the Officers on behalf of the Company, shall possess and may exercise all of the powers and privileges granted to it by the Act, by any other law or by this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purposes of the Company set forth in Section 3 above.  Notwithstanding the foregoing, Company shall not assume, guaranty or become obligated for, the liability of any Person other than the borrower of any indebtedness the repayment of which is secured by the lien of a deed of trust or mortgage encumbering any real property owned by Company (“Company Property”) nor hold out its credit as being available to satisfy the obligations of any such other Person other than unsecured obligations, if any, incurred in the ordinary course of the operation of the Company Property.
6.    Powers of the Sole Member. The Sole Member shall have the power to exercise any and all rights and powers granted to members of a limited liability company pursuant to the Act and the express terms of this Agreement.
7.    Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Sole Member shall not be obligated for any such debt, obligation or liability of the Company by reason of being a member of the Company.
8.    Admission of Sole Member. The Sole Member has contributed to the capital of the Company such cash or other property as it determined in its sole discretion. The Sole Member is the sole member of the Company and the Company has issued one (1) membership interest to the Sole Member (the “Sole Membership Interest”), representing a one hundred percent (100%) percentage interest in the Company.
9.    Additional Contributions. The Sole Member shall not be required to make any additional capital contributions to the Company. The Sole Member may, however, make additional capital contributions to the Company in such amounts and at such times as it desires.
10.    Management. Management of the Company shall be vested exclusively in the Manager. The Manager shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein and in the Certificate of Formation, including all powers, statutory or otherwise, possessed by members of a limited liability company under the Act. The Manager, acting alone, shall have the authority to bind the Company.
11.    Officers. The Manager may, from time to time as it deems advisable, appoint one or more Persons as agents with power of attorney and/or officers of the Company and assign titles (including, without limitation, a President, one or more Vice Presidents, a Secretary, and a Treasurer) to any such Persons. Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of that title shall constitute the delegation to that Person of the authority and duties that are normally associated with that office. Any delegation pursuant to this Section 11 may be revoked or modified at any time by the Manager. Any individual may hold any number of offices. The agents with power of attorney and/or officers, if any, shall have such authority to sign checks, instruments and other documents on behalf of the Company as may be delegated to them by the Manager.
12.    Assignment. The Sole Member may assign its Sole Membership Interest in whole or in part. If the Sole Member transfers all of its Sole Membership Interest pursuant to this Section 12, the transferee shall be admitted to the Company as the Sole Member upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective upon the transfer, and upon such admission, the transferor Sole Member shall cease to be a member of the Company.
13.    Dissolution. The Company shall be dissolved and its affairs wound up in accordance with the Act upon the occurrence of any of the following events:
(a)    Election of Sole Member. The written election of the Sole Member to dissolve the Company, made at any time and for any reason.
(b)    Withdrawal or Dissolution of Sole Member. The withdrawal or dissolution of the Sole Member or the occurrence of any other event which terminates the continued membership of the Sole Member in the Company (other than an assignment of the Sole Membership Interest pursuant to Section 12 of this Agreement), unless the business of the Company is continued in a manner permitted by the Act.
(c)    Judicial Dissolution. The entry of a decree of judicial dissolution under Section 18-802 of the Act.
14.    Exculpation; Indemnification by the Company. To the maximum extent permitted by law, the Sole Member shall not be liable to the Company or any other Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Sole Member in good faith on behalf of the Company in the conduct of the business or affairs of the Company. Further, to the maximum extent permitted by law, the Company shall defend, indemnify and hold harmless the Sole Member and, if the Sole Member so elects by notice to any such other Person, any of the Sole Member’s Affiliates and members, and any of its or their respective shareholders, members, directors, officers, employees, agents, attorneys or Affiliates, from and against any and all liabilities, losses, claims, judgments, fines, settlements and damages incurred by the Sole Member, or by any such other Person, arising out of any claim based upon any acts performed or omitted to be performed by the Sole Member, or by any such other Person on behalf of the Sole Member, in connection with the organization, management, business or property of the Company, including costs, expenses and attorneys’ fees (which may be paid as incurred) expended in the settlement or defense of any such claims.
15.    Amendment. This Agreement may be amended only in a writing signed by the Sole Member.
16.    Severability. Every term and provision of this Agreement is intended to be severable, and if any term of provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.
17.    No Third-Party Rights. No Person other than the Sole Member and any Person entitled to indemnification pursuant to Section 14 of this Agreement shall have any legal or equitable rights, remedies or claims under or in respect of this Agreement, and no Person other than the Sole

Member and any Person entitled to indemnification pursuant to Section 14 of this Agreement shall be a beneficiary of any provision of this Agreement.
18.    Construction. In this Agreement, where the context so requires, all words used in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa.
19.    Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, excluding any conflict of laws rule or principle that might refer the governance or construction of this Agreement to the law of another jurisdiction.
IN WITNESS WHEREOF, the Sole Member has caused this Agreement to be executed as of the date first written above.

SOLE MEMBER:

K-W PROPERTIES,
a California corporation

By:    /s/ Barry Schlesinger
Name:    Barry Schlesinger
Its:    President